UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2016

THE GEO GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	1-14260	65-0043078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

621 NW 53rd Street, Suite 700, Boca Raton, Florida		33487
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (561) 893-0101

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8	Other Events

Item 8.01.	Other Events.

On the morning of April 11, 2016, The GEO Group, Inc. (“GEO” or the “Company”) announced its plans for the commencement of an offering of $300.0 million aggregate principal amount of senior unsecured notes due 2026 (the “Notes”), subject to market and other customary conditions. On the afternoon of April 11, 2016, GEO announced the offering was upsized from $300.0 million to $350.0 million and also announced the pricing of its offering of the Notes. The Notes will be issued at a coupon rate and yield to maturity of 6.00%.

GEO expects to receive net proceeds from this offering of approximately $343.3 million after deducting the underwriters’ discount and GEO’s estimated expenses. GEO intends to use the net proceeds from the offering to fund a concurrent tender offer and the repurchase, redemption or other discharge of all of the Company’s existing 6.625% senior notes that are not tendered pursuant to the tender offer, pay related fees, costs and expenses and for general corporate purposes, including repaying borrowings under the Company’s revolving credit facility.

A copy of the press release announcing the pricing of the offering is attached as Exhibit 99.1 hereto.

On April 11, 2016, GEO and certain domestic subsidiary guarantors (the “Guarantors”) entered into an underwriting agreement (the “Underwriting Agreement”) with Wells Fargo Securities, LLC, as representative for the underwriters named therein (collectively, the “Underwriters”) providing for the offer and sale of the $350.0 million aggregate principal amount of 6.00% Senior Notes due 2026 pursuant to an effective registration statement filed on September 12, 2014, as amended (File No. 333-198729), with the Securities and Exchange Commission.

The Notes will be fully and unconditionally guaranteed by each of GEO’s restricted subsidiaries that has guaranteed GEO’s obligations under the Second Amended and Restated Credit Agreement, dated as of August 27, 2014, by and among GEO and GEO Corrections Holdings, Inc., as Borrowers, BNP Paribas, as Administrative Agent, and the lenders who are, or may from time to time become, a party thereto, and may be guaranteed by additional subsidiaries in the future (the “Guarantees”).

GEO and the Guarantors have made certain customary representations, warranties and covenants in the Underwriting Agreement concerning GEO, the Guarantors and the registration statement related to the offering of the Notes. GEO and the Guarantors have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The offering of the Notes is expected to close, subject to customary closing conditions, on April 18, 2016.

The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated by reference herein.

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale of the Notes in any jurisdiction in which such offer, solicitation or sale is unlawful.

Section 9	Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

d)	Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated April 11, 2016, by and among GEO, the subsidiary guarantors listed on Schedule B thereto, and Wells Fargo Securities, LLC, as representative of the several underwriters named therein.

99.1	Press Release, dated April 12, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GEO GROUP, INC.

April 15, 2016	By:	/s/ Brian R. Evans
Date		Brian R. Evans
Senior Vice President and Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated April 11, 2016, by and among GEO, the subsidiary guarantors listed on Schedule B thereto, and Wells Fargo Securities, LLC, as representative of the several underwriters named therein.

99.1	Press Release, dated April 12, 2016.